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                          November 16, 2022

       Yevgeny Fundler
       Chief Legal Officer
       Benson Hill, Inc.
       1001 North Warson Road
       St. Louis, Missouri 63132

                                                        Re: Benson Hill, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 10,
2022
                                                            File No. 333-268284

       Dear Yevgeny Fundler:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing